Press Information

FOR IMMEDIATE RELEASE
NASDAQ SYMBOL MXIM

Contact:	John F. Gifford, Chairman,
President and Chief Executive Officer
(408) 737-7600

MAXIM REPORTS REVENUES AND EARNINGS ABOVE

GUIDANCE ESTIMATES FOR THE SECOND QUARTER

OF FISCAL 2004 AND DECLARES QUARTERLY

DIVIDEND

     SUNNYVALE, CA–February 5, 2004–Maxim Integrated Products, Inc., (MXIM) reported net revenues of $338.1 million for its fiscal second quarter ending December 27, 2003, an 18.2% increase over the $286.1 million reported for the second quarter of fiscal 2003 and a 9.0% increase over the $310.2 million reported for the first quarter of fiscal 2004. Net income for the quarter was $98.5 million, a 27.8% increase over the $77.1 million reported last year and a 12.8% increase over the $87.4 million reported for the first quarter. Diluted earnings per share were $0.28 for the second quarter, a 21.7% increase over the $0.23 reported for the same period a year ago and a 12.0% increase over the $0.25 reported for the first quarter of fiscal 2004.

     During the quarter, cash and short-term investments increased $34.9 million after the Company repurchased 2.0 million shares of its common stock for $100.6 million, paid dividends of $26.4 million, and acquired $70.0 million in facilities and capital equipment, $40.5 million of which was a wafer manufacturing facility on 168 acres in San Antonio, Texas. Accounts receivable increased

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$2.5 million in the second quarter to $133.4 million due to the increase in net revenues. Inventories decreased $7.2 million to $108.3 million.

     Gross margin for the second quarter was 69.5%, a decrease from the 70.0% reported for the first quarter of fiscal 2004, largely due to start-up costs at the Company’s newly acquired wafer fabrication facility in San Antonio, Texas. Research and development expense was $71.2 million in the second quarter, compared to $70.1 million in the first quarter of fiscal 2004. The increase in research and development expense in the second quarter was the result of hiring additional engineers and increased expenses to support the Company’s new product and process development efforts. Selling, general and administrative expenses increased from $21.4 million in the first quarter to $22.2 million in the second quarter but decreased as a percentage of net revenues from 6.9% to 6.6%.

     Second quarter net bookings were approximately $417 million, a 19% increase over the previous quarter’s level of $349 million. Turns orders received in the quarter were approximately $192 million, a 7% increase over the $180 million received in the prior quarter (turns orders are customer orders that are for delivery within the same quarter and may result in revenue within the same quarter if the Company has available inventory that matches those orders). Bookings increased by more than 10% in all geographic regions, and 11 of the Company’s 14 business units saw a significant increase in bookings over the first quarter’s levels.

     Second quarter ending backlog shippable within the next 12 months was approximately $327 million, including approximately $293 million requested for shipment in the third quarter of fiscal 2004. The Company’s first quarter ending backlog shippable within the next 12 months was approximately $252 million, including approximately $233 million that was requested for shipment in the second quarter of fiscal 2004.

     Jack Gifford, Chairman, President, and Chief Executive Officer, commented on the quarter: “Second quarter bookings exceeded our expectations, with Maxim

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and Dallas Semiconductor bookings each up approximately 19% over the Q1 level. Bookings growth was particularly strong for our ICs that have industrial applications and for our traditional analog/mixed-signal products serving broad markets. It was also encouraging to see bookings from ATE customers pick up after so many quarters of sluggish performance. We believe that the ATE market will continue to improve during calendar 2004, as semiconductor companies increase their manufacturing capacity and add equipment.”

     Mr. Gifford continued: “In the next 6 months, there could be a shortage of foundry capacity for high-performance chip production. With our installed in-house capacity plus our newly acquired capacity in San Antonio, Texas, Maxim has the capacity to meet our customers’ revised and increased production requirements in most areas. Based on our current estimates for demand over the next two quarters, we have accelerated our schedule for production in San Antonio to the first quarter of fiscal 2005, approximately 9 months earlier than originally planned. Our timing of the acquisition could not have been more fortunate.”

     Mr. Gifford concluded: “The Company's Board of Directors has declared a quarterly cash dividend of $0.08 per share. Payment will be made on March 1, 2004 to stockholders of record on February 16, 2004.”

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     Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainty. They include the Company’s belief that the ATE market will continue to improve during calendar 2004, the Company’s forecast that there could be a shortage of foundry capacity for high-performance chip production in the next 6 months, the Company’s estimates for demand over the next two quarters, and the Company’s plan to begin production at its newly acquired fabrication facility in San Antonio, Texas, by the first quarter of

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fiscal 2005. Actual results could differ materially from those forecasted based upon, among other things, the Company’s incorrectly assessing the ATE market and foundry capacity for high-performance chip production, unexpected delays in preparation of its San Antonio facility, general market conditions and market developments that could adversely affect the growth of the mixed-signal analog market, such as declines in customer forecasts or greater than expected cyclical downturns within the mixed-signal analog segment of the semiconductor market, as well as other risks described in the Company’s Form 10K for the fiscal year ended June 28, 2003.

     All forward-looking statements included in this news release are made as of the date hereof, based on the information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

     Maxim Integrated Products is a leading international supplier of quality analog and mixed-signal products for applications that require real world signal processing.

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Consolidated Balance Sheets

(In thousands)		12/27/03	6/28/03
		(unaudited)	(audited)

Assets	Current assets:
	Cash and cash equivalents	$ 159,789	$ 210,841
	Short-term investments	1,169,760	953,166

	Total cash, cash equivalents
	and short-term investments	1,329,549	1,164,007

	Accounts receivable, net	133,437	126,760
	Inventories	108,275	121,192
	Deferred tax assets
	and other current assets	156,833	152,683

	Total current assets	1,728,094	1,564,642

	Property, plant and equipment,
	at cost	1,597,360	1,507,546
	Less accumulated depreciation	(763,799)	(737,661)

	Net property, plant and equipment	833,561	769,885
	Other assets	34,170	33,435

	Total assets	$ 2,595,825	$ 2,367,962

Liabilities and	Current liabilities:
Stockholders’	Accounts payable	$ 57,211	$ 42,041
Equity	Accrued expenses	154,526	141,394
	Deferred income on
	shipments to distributors	21,665	21,582
	Income taxes payable	6,607	10,900

	Total current liabilities	240,009	215,917

	Deferred tax liabilities	88,133	77,633
	Other liabilities	4,000	4,000

	Total liabilities	332,142	297,550

	Stockholders’ equity:
	Common stock	174,417	112,497
	Retained earnings	2,089,864	1,956,491
	Accumulated other
	comprehensive income (loss)	(598)	1,424

	Total stockholders’ equity	2,263,683	2,070,412

	Total liabilities and
	stockholders’ equity	$ 2,595,825	$ 2,367,962

Consolidated Statements of Income

(In thousands	Three Months Ending		Six Months Ending
except per share data)
	12/27/03	12/28/02	12/27/03	12/28/02
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net revenues	$338,108	$286,077	$648,277	$571,958
Cost of goods sold	103,029	86,541	196,057	173,664

Gross margin	235,079	199,536	452,220	398,294
	69.5%	69.7%	69.8%	69.6%

Operating expenses:
Research and
development	71,211	67,196	141,307	138,307
Selling, general and
administrative	22,193	21,245	43,582	43,541

Operating income	141,675	111,095	267,331	216,446
	41.9%	38.8%	41.2%	37.8%
Interest income, net	5,369	3,945	10,120	7,813

Income before provision
for income taxes	147,044	115,040	277,451	224,259
Provision for income taxes	48,525	37,963	91,559	74,005

Net income	$ 98,519	$ 77,077	$185,892	$150,254

Basic earnings per share	$ 0.30	$ 0.24	$ 0.57	$ 0.47

Shares used in the
calculation of basic
earnings per share	329,188	321,199	327,718	320,349

Diluted earnings per share	$ 0.28	$ 0.23	$ 0.53	$ 0.44

Shares used in the
calculation of diluted
earnings per share	353,888	340,322	350,611	339,134

Dividends declared per share	$ 0.08	$ 0.02	$ 0.16	$ 0.02

Maxim Integrated Products, Incorporated
Company Profile

NASDAQ Symbol: MXIM	•	Founded 1983	•	Public since: February 29, 1988

OPERATIONS
Corporate Offices:	120 San Gabriel Drive, Sunnyvale, California 94086
U.S. Sales Offices:	Sunnyvale and Costa Mesa, CA; Wheeling, IL; Roswell, GA; Chelmsford, MA; Austin and Dallas, TX; Beaverton, OR; Horsham, PA
Foreign Offices:	Munich, Germany; Tokyo, Japan; London, UK; Paris, France; Taipei, Taiwan; Seoul, South Korea;
Hong Kong; Singapore; Milan, Italy; Beijing, China; Stockholm, Sweden; Zurich, Switzerland;
Viborg, Denmark; Helsinki, Finland

PRODUCTS
Maxim designs, develops, manufactures and markets a broad range of linear and mixed-signal integrated circuits for use in a variety of electronic products. Maxim circuits “connect” the real world and the digital world by detecting, measuring, amplifying, and converting real world and communication signals, such as temperature, pressure, sound, voice, or light into the digital signals necessary for computer and DSP processing.

•	Maxim serves approximately 35,000 customers worldwide.

•	Maxim has developed more products than any other analog company in the past 20 years.

•	Maxim is recognized as the leader in CMOS analog and bipolar high-frequency technologies.

•	71% international sales for Q2 FY04.

FINANCIAL HIGHLIGHTS (In thousands, except EPS)

	FY2000	FY2001	FY2002	FY2003	Q2 FY2004

Net Revenues	$ 1,376,085	$ 1,576,613	$ 1,025,104	$ 1,153,219	$ 338,108

Net Income	$ 373,083	$ 334,939	$ 259,183	$ 309,601	$ 98,519

Shares	359,548	361,620	355,821	341,253	353,888

Diluted EPS	$ 1.04	$ 0.93	$ 0.73	$ 0.91	$ 0.28

Cash and Short-Term
Investments	$ 896,936	$ 1,220,352	$ 765,501	$ 1,164,007	$ 1,329,549

Total Assets	$ 2,087,438	$ 2,430,531	$ 2,010,812	$ 2,367,962	$ 2,595,825

Stockholders’ Equity	$ 1,719,939	$ 2,101,154	$ 1,741,151	$ 2,070,412	$ 2,263,683

ROE	24.2%	17.5%	13.5%	16.2%	17.7%

Market Cap	$25,276,091	$14,535,766	$13,391,992	$11,870,840	$17,160,048

RESEARCH COVERAGE
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